Exhibit 99.1

Contact:                                                   Jacob Inbar

President and Chief Executive Officer

(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS FOURTH QUARTER AND YEAR END RESULTS

CAMARILLO, California – June 13, 2005 — AML Communications, Inc. (AMLJ.OB) today announced results for its fourth quarter and the fiscal year ended March 31, 2005.

Net sales for the fourth quarter were $2.3 million, compared with $1.7 million for the same period a year earlier.  Net profit for the fourth quarter was $213,000 or $0.02 per share, compared with a net profit of $103,000 or $0.01 per share, for the same period a year ago.

Net sales for the twelve months ended March 31, 2005 were $8.6 million, compared with $7.0 million for the same period last year. The net profit for the twelve months ended March 31, 2005 was $935,000, or $0.10 per share, compared with a net profit of $1.0 million, or $0.13 per share, for the same period last year.

Jacob Inbar, president and chief executive officer of AML, said, “The year was characterized by revenues growth from the defense sector and the MPI acquisition, as well as continued investments in infrastructure and new product development.  Looking forward, we intend to build on these achievements with an aggressive approach to our markets, leveraging AML’s low cost manufacturing and our technical performance advantages.”

As of March 31, 2005, AML had approximately $1,588,000 cash and cash equivalents, and long-term debt obligation of $80,000.

AML Communications is a designer, manufacturer and marketer of amplifiers and related products that address the Defense microwave market. The Company’s Web site is located at http://www.amlj.com.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

AML COMMUNICATIONS, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED MARCH 31, 2004 AND 2005

	For the Year Ended
	March 31, 2004	March 31, 2005
Net sales	$6,976,000	$8,650,000
Cost of goods sold	3,571,000	4,766,000
Gross profit	3,405,000	3,884,000
Operating Expenses:
Selling, general and administrative	1,376,000	2,068,000
Research and development	723,000	913,000
Total operating expenses	2,099,000	2,981,000

Profit from operations	1,306,000	902,000
Other income (expense):
Interest income	1,000	30,000
Interest expense	(124,000)	(96,000)
Other	48,000	27,000
Total other (expense)	(75,000)	(39,000)

Profit before provision for income taxes	1,231,000	863,000
Provision for income taxes	98,000	(72,000)
Net profit before change in method of inventory overhead allocation	$1,133,000	$935,000
Loss from change in method of inventory overhead allocation	120,000	—
Net profit	$1,013,000	$935,000
Basic earnings per common share before change in method of inventory overhead allocation	$0.14	$0.10
Loss per common share from change in method of inventory overhead allocation	$(0.01)	—

Net earnings available to common shareholders	$0.13	$0.10
Basic weighted average number of shares of common stock outstanding	7,838,000	9,130,000
Diluted earnings per common share before change in method of inventory overhead allocation	$0.12	$0.08
Loss per common share from change in method of inventory overhead allocation	$(0.01)	—

Diluted earnings per common share	$0.11	$0.08
Diluted weighted average number of shares of common stock Outstanding	9,362,000	11,028,000

AML COMMUNICATIONS, INC.

BALANCE SHEET

AS OF MARCH 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$1,588,000
Accounts receivable, net of allowance for doubtful accounts of $50,000	1,275,000
Inventories, net	1,730,000
Advances paid to suppliers	16,000
Other current assets	142,000
Total current assets	4,751,000
Property and Equipment:
Property and Equipment, at cost	3,780,000
Less—Accumulated depreciation and amortization	(3,134,000)
Property and Equipment, net	646,000

Other assets	1,511,000
Total Assets	$6,908,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$196,000
Advances received from customers	52,000
Line of credit, net	80,000
Current portion of capital lease obligations	52,000
Accrued expenses:
Accrued payroll and payroll related expenses	377,000
Accrued federal income taxes	18,000
Other accrued expenses	192,000
Total current liabilities	967,000

Capital lease obligations, net of current portion	1,000

Stockholders’ Equity:
Common stock, $.01 par value: 15,000,000 shares authorized; shares issued and outstanding 10,057,116	101,000
Capital in excess of par value	13,386,000
Accumulated deficit	(7,547,000)
Total stockholders’ equity	5,940,000

Total Liabilities and equity	$6,908,000